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                                      EXHIBIT 23.1

[KPMG PEAT MARWICK LLP LETTERHEAD]


                                 ACCOUNTANT'S CONSENT


The Board of Directors
Hawaiian Airlines, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Airlines, Inc. registering 500,000 shares of Common Stock and 500,000 Preferred Stock Purchase Rights pursuant to the Hawaiian Airlines, Inc. 1996 Nonemployee Director Stock Option Plan, of our reports dated February 18, 1997, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995, the period September 12, 1994 through
December 31, 1994, and the period January 1, 1994 through September 11, 1994, and relating to the financial statement schedule for the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of Hawaiian Airlines, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports dated February 18, 1997, indicate that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company.


                                  /s/ KPMG Peat Marwick LLP


Honolulu, Hawaii
April 30, 1997